Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
ANNOUNCES INFORMATION RELATING TO ITS ACQUISITION
AND SPECIAL DISTRIBUTION
BOSTON, MA, April 8, 2011 — RiverSource LaSalle International Real Estate Fund, Inc. (the “LaSalle Closed-End Fund”) (NYSE: SLS) confirmed that, as previously announced, the closing of the acquisition of the LaSalle Closed-End Fund by the Columbia Real Estate Equity Fund (the “Open-End Fund”), an open-end fund that is a series of Columbia Funds Series Trust I (the “Acquisition”), will occur today following the close of trading on the NYSE (the “Closing Date”). Holders of the LaSalle Closed-End Fund’s common stock will receive Class Z shares of the Open-End Fund with a value equal to the net asset value of their shares of the LaSalle Closed-End Fund common stock, in each case valued as of the close of business of the NYSE. Today is the last day that shares of common stock of the LaSalle Closed-End Fund will publicly trade.
In connection with the Acquisition, holders of common stock of the LaSalle Closed-End Fund as of the Closing Date will receive a distribution on or about April 14, 2011 of $0.07282 per share, in addition to the receipt of Class Z shares of the Open-End Fund. This distribution will be paid in cash and will reduce the net asset value per share of the LaSalle Closed-End Fund for purposes of calculating the number of shares of the Open-End Fund that a stockholder of the LaSalle Closed-End Fund will receive in connection with the Acquisition.
Although shares of the Open-End Fund will be issued on the Closing Date, the processing and availability of those shares may vary by financial intermediary. Accordingly, stockholders of the LaSalle Closed-End Fund seeking information on the availability of their Open-End Fund shares should contact their financial advisors or financial intermediaries through whom shares of the LaSalle Closed-End Fund are held. Redemptions and exchanges of shares of the Open-End Fund issued pursuant to the Acquisition are subject to a redemption fee of 2% for a period of one year following the Closing Date.
The investment manager of the LaSalle Closed-End Fund and the Open-End Fund is Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC), a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund

Distributors, Inc.) is the principal underwriter of the Columbia, Wanger, Columbia Acorn, RiverSource, Seligman and Threadneedle branded mutual funds.
Important Disclosures:
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The LaSalle Closed-End Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the LaSalle Closed-End Fund.
Investments in real estate securities may be subject to specific risks, such as the risks associated with general and local economic conditions, and the risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.
Investments in foreign securities involve certain risks not associated with investments in U.S. companies, including the risks of a particular country, including the political, regulatory, economic, social and other conditions of the country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. For emerging markets, these risks are even greater.
Distributions paid to stockholders are subject to recharacterization for tax purposes because the securities (e.g., real estate investment trusts) in which the funds invest may not provide complete tax information to the funds as to the tax character of the dividends distributed by such company (e.g., income, capital gain or return of capital) until after the funds have made distributions to stockholders. This recharacterization could result in a proportionate increase in returns of capital to stockholders. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of a fund’s capital loss carryforwards from prior years could effectively be forfeited.
You should consider the investment objectives, risks, charges, and expenses of the funds carefully before investing. You can obtain the LaSalle Closed-End Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. You can obtain the Open-End Fund’s current prospectus, periodic reports and other regulatory filings by contacting your financial advisor or Columbia Management Investment Services Corp. at 800 345-6611. These materials, including any prospectuses, reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these materials, including any prospectuses, reports and other filings carefully before investing.
There is no guarantee that a fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK

GUARANTEE

NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY